EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS FOURTH QUARTER EARNINGS

YEAR-END 2008 HIGHLIGHTS
•  Assets Increase 15% Year-over-Year
·  Total Deposits Increase Approximately 17%
·  Capitol Reports Further Consolidation of Affiliate Banks in Michigan

4TH QUARTER 2008 HIGHLIGHTS
•	Assets Exceed $5.6 Billion
•	Solid Linked-Quarter Growth in Assets (17%) and Deposits (20%)
•	Total Capital in Excess of 12% of Total Assets and Strong Support
as Measured by Traditional Risk-Based, Leverage and Tier 1 Ratios

LANSING, Mich. and PHOENIX, Ariz.: January 29, 2009: Capitol reported earnings for the fourth quarter of 2008 of $1.1 million amidst an ongoing focus to build balance sheet strength, as total assets exceed $5.6 billion.  Net income per diluted share for the quarter was $0.06, compared to $0.20 per diluted share reported for the fourth quarter of 2007.

Capitol reported a net loss for the year ended December 31, 2008 of $28.6 million ($1.67 per share), compared to earnings of $21.9 million ($1.27 per diluted share) reported for 2007.  Consolidated assets increased 15 percent to $5.7 billion at December 31, 2008 from $4.9 billion at the beginning of the year, or approximately 16.8 percent on a linked-quarter basis, annualized.

Capitol’s Chairman and CEO Joseph D. Reid said, “Following an unprecedented and volatile 2008, Capitol’s management has taken significant steps to address the effects of the nation’s weakened economy.  We remain committed to preserving the long-term health and financial strength of the Corporation, as our traditional development-oriented strategic focus has shifted toward emphasis on balance sheet strength and preservation of capital.  Capitol, and each of its 64 affiliate banks, remain well-capitalized despite the difficulties and challenges present in the economic landscape of our country.  Our core capital ratios continue to display the strength of our balance sheet, with leverage (10.4%), tier 1 (12.1%) and total risk-based (13.8%) capital ratios on a preliminary basis continuing to maintain their strong double digit percentage levels at year-end.  At this time, management efforts continue to focus on matters within our control, such as preserving our capital resources, improving our processes and operating efficiencies, prudently managing our credits and adjusting operations in response to negative economic circumstances.”

These efforts have been incorporated in multiple corporate initiatives: during 2008, $57 million in capital was raised through private placement offerings; new de novo charter development has been suspended; the dividend was reduced to augment the preservation of capital; reserves have been built during the course of 2008 to a level approximating 2 percent of the loan portfolio; and the unique challenges facing the Corporation’s Michigan franchise are being proactively addressed.

In support of the long-term geographic diversification strategy of the Corporation, 80 percent of Capitol’s affiliate bank charters were held outside of the state of Michigan at year-end.   Diversification continued in 2008 with the opening of four affiliate banks: Adams Dairy Bank located in Blue Springs, Missouri, Mountain View Bank of Commerce, located in Westminster, Colorado, Colonia Bank, located in Phoenix, Arizona and Pisgah Community Bank, located in Asheville, North Carolina, while earlier announced plans to consolidate the Corporation’s Michigan-based affiliates continue into 2009.

Changes have also been implemented by management to reduce expenses and enhance efficiencies.  The corporate operating budget has been streamlined, and little or no growth is expected in 2009, coupled with a directive that Capitol’s more mature affiliates focus on efficiency initiatives while younger affiliates selectively capture quality organic growth in their communities.  Additionally, Capitol’s executive management group elected to take a voluntary 10 percent salary reduction, eliminated any potential 2008 bonuses, and has not budgeted for any salary increases or bonuses in 2009.  Each of these efforts will serve to support the financial stability of Capitol should additional economic difficulties arise in 2009.

Consolidation of Banks
In response to the challenges of the Michigan economy, and in an effort to increase operational efficiencies, as well as enhance credit and operational risk management, Capitol has filed an application to merge nine of its Michigan affiliate banks. Pending regulatory approval, Ann Arbor Commerce Bank, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank will merge and operate under one charter.

Chairman Reid stated, “This is the next stage in a series of strategic actions to realign our resources, ensure the requisite continued support of these operations, and capitalize on the collective strengths of our Michigan affiliates and their respective markets.”

The centralization of bank operations began during the third quarter of 2008. This process will continue throughout 2009, allowing Capitol to more efficiently allocate capital and resources within these banks’ communities.

“These strategic initiatives are part of our long-term strategy to restore the Michigan banks to fundamentally sound and profitable operations, as the historically cyclical challenges that have characterized the Michigan economy are clearly more secular in nature this time. We believe this will position us for long-term opportunities to create a profitable and attractive platform for other community banks that may be seeking to align with a larger, well-capitalized, resource-laden partner,” added Reid.

Quarterly Performance
In the fourth quarter of 2008, consolidated net operating revenues decreased to $45 million, a decrease of 13.6 percent compared to $52 million reported for the same period in 2007.  The net interest margin, reflecting continued compression in this challenging environment, was 2.98 percent in the fourth quarter of 2008.  Net interest margin compression was affected by many factors, including recent dramatic rate cuts over the past year by the Federal Reserve, the impact of elevated levels of nonperforming loans, competitive market pricing on both sides of the balance sheet, modestly lower levels of noninterest-bearing demand deposit accounts year-over-year and targeted corporate-level financings during the year designed to augment capital resources.  Noninterest income increased approximately 10 percent year-over-year, as continued development at Capitol’s expanding wealth management affiliate (despite a decline in the current quarter attributable to the turmoil in the equity markets), coupled with modestly expanding core fee income sources at its affiliate banks, helped to mitigate further softening in mortgage banking revenues.  Operating-efficiency initiatives and expense-control directives implemented last quarter contributed to an approximate 8 percent decline year-over-year, and an 18 percent linked-quarter decline in the Corporation’s noninterest expense totals.

Net income for the fourth quarter of 2008 was $1.1 million, compared to $3.4 million reported for the fourth quarter of 2007.  Net income per diluted share for the fourth quarter of 2008 was $0.06, compared to $0.20 per diluted share reported in the fourth quarter of 2007.  The fourth quarter provision for loan losses increased to $10.7 million versus $9.5 million for the corresponding period in 2007.  The provision decreased significantly from the provision recorded in the third quarter of 2008, which had included a special provision in anticipation of future loan charge-offs.  During the fourth quarter of 2008, net loan charge-offs increased as expected, to $15.2 million or 1.3 percent of average portfolio loans.

Year-End Results
Net operating revenue exceeded $190 million for the year ended December 31, 2008, a decrease compared to $208 million for the year-ago period, as a modest 8 percent increase in consolidated noninterest income was offset by continued margin compression.  The net loss per share was $1.67 for the year ended December 31, 2008, compared to diluted earnings per share of $1.27 reported for 2007.  A more subdued increase in operating expenses, approximating 8 percent year-over-year, reflecting the early stages of recently enacted cost-control measures, coupled with revenue pressures and a more than three-fold increase in reserve provisioning tied to asset quality challenges, were the primary contributors to Capitol’s net loss for the year.  The provision for loan losses in excess of $82 million for the year ended 2008 resulted from significant loan losses experienced during the 2008 recessionary environment, especially in Michigan and Arizona, coupled with significant reserve building.

Balance Sheet
With total capital resources in excess of $680 million at year-end 2008, the total capital-to-asset ratio exceeded 12 percent, providing solid support for the Corporation’s more than $5.6 billion balance sheet.

Net charge-offs decreased to 1.30 percent in the fourth quarter of 2008 from 1.74 percent reported in the third quarter of 2008, and increased from 0.41 percent reported for the corresponding period of 2007.  The ratio of nonperforming assets to total assets was 4.2 percent at December 31, 2008 compared to 3.4 percent reported at September 30, 2008.  The continued growth rate in nonperforming assets is attributable to borrower stress and nonperformance coupled with the virtually nonexistent market for the resale of real estate, which hinders the disposition of such assets.  The allowance coverage ratio of nonperforming loans decreased from approximately 77 percent at September 30, 2008 to approximately 55 percent at year-end 2008, while the allowance for loan losses decreased to 1.96 percent of portfolio loans at December 31, 2008 from 2.09 percent at September 30, 2008.  For the full year, Capitol recorded loan loss provisions approximating $82.5 million, or more than 1.7 times the $47.6 million of net charge-offs recognized during the course of 2008.  The Corporation remains disciplined in its approach to portfolio review and analysis and, as a result, building and maintaining an elevated reserve for loan losses will aid in the resolution of weakened credits held by various banks, primarily in the Michigan market.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.7 billion national community bank development company, with a network of 64 separately chartered banks with operations in 17 states.  It is the holder of the most individual bank charters in the country.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	2008	2007		2008	2007

Condensed results of operations:
Interest income	$73,179	$86,310		$304,315	$330,439
Interest expense	34,496	39,924		140,466	147,162
Net interest income	38,683	46,386		163,849	183,277
Provision for loan losses	10,705	9,528		82,492	25,340
Noninterest income	6,439	5,842		26,432	24,381
Noninterest expense	44,003	47,649		190,388	176,160
Income (loss) before income taxes	(3,646)	1,522		(58,755)	24,761

Net income (loss)	$1,074	$3,394		$(28,607)	$21,937

Per share data:
Net income (loss) - basic	$0.06	$0.20		$(1.67)	$1.29
Net income (loss) - diluted	0.06	0.20		(1.67)	1.27
Book value at end of period	20.46	22.47		20.46	22.47
Common stock closing price at end of period	$7.80	$20.12		$7.80	$20.12
Common shares outstanding at end of period	17,294,000	17,317,000		17,294,000	17,317,000
Number of shares used to compute:
Basic earnings (loss) per share	17,157,000	17,109,000		17,147,000	16,967,000
Diluted earnings (loss) per share	17,194,000	17,201,000		17,147,000	17,216,000

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2008	2008	2008	2008	2007
Condensed summary of financial position:
Total assets	$5,654,836	$5,427,347	$5,340,400	$5,066,683	$4,901,763
Portfolio loans	4,735,229	4,662,772	4,564,522	4,467,628	4,314,701
Deposits	4,497,612	4,283,561	4,157,634	3,945,754	3,844,745
Stockholders' equity	353,848	353,108	385,965	387,433	389,145
Total capital	$680,361	$681,154	$707,232	$708,111	$701,473

Key performance ratios:
Return on average assets	0.08%	--	0.05%	0.18%	0.28%
Return on average equity	1.23%	--	0.64%	2.25%	3.48%
Net interest margin	2.98%	3.30%	3.50%	3.62%	4.17%
Efficiency ratio	97.52%	112.09%	98.19%	92.38%	91.23%

Asset quality ratios:
Allowance for loan losses / portfolio loans	1.96%	2.09%	1.40%	1.38%	1.35%
Total nonperforming loans / portfolio loans	3.59%	2.73%	2.10%	1.99%	1.68%
Total nonperforming assets / total assets	4.20%	3.43%	2.63%	2.20%	1.82%
Net charge-offs (annualized) / average portfolio loans	1.30%	1.74%	0.60%	0.49%	0.41%
Allowance for loan losses / nonperforming loans	54.66%	76.78%	66.77%	69.41%	80.03%

Capital ratios:
Stockholders' equity / total assets	6.26%	6.51%	7.23%	7.65%	7.94%
Total capital / total assets	12.03%	12.55%	13.24%	13.98%	14.31%

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
INTEREST INCOME:
Portfolio loans (including fees)	$71,792	$82,981	$296,689	$314,800
Loans held for sale	93	368	774	2,133
Taxable investment securities	182	184	571	773
Federal funds sold	342	2,118	3,822	10,687
Other	770	659	2,459	2,046
Total interest income	73,179	86,310	304,315	330,439

INTEREST EXPENSE:
Deposits	27,544	33,205	112,370	124,160
Debt obligations and other	6,952	6,719	28,096	23,002
Total interest expense	34,496	39,924	140,466	147,162

Net interest income	38,683	46,386	163,849	183,277

PROVISION FOR LOAN LOSSES	10,705	9,528	82,492	25,340
Net interest income after provision
for loan losses	27,978	36,858	81,357	157,937

NONINTEREST INCOME:
Service charges on deposit accounts	1,565	1,263	5,881	4,787
Trust and wealth-management revenue	1,183	1,624	6,182	5,149
Fees from origination of non-portfolio residential
mortgage loans	732	728	3,642	4,482
Gain on sales of government-guaranteed loans	229	437	2,060	2,733
Gain on sales of other non-portfolio commercial loans	191	244	1,058	1,244
Realized gains (losses) on sale of investment securities
available for sale	-	(2)	50	(2)
Other	2,539	1,548	7,559	5,988
Total noninterest income	6,439	5,842	26,432	24,381

NONINTEREST EXPENSE:
Salaries and employee benefits	26,105	26,238	108,702	106,563
Occupancy	4,776	4,199	18,648	15,079
Equipment rent, depreciation and maintenance	2,666	2,551	12,361	10,022
Other	10,456	14,661	50,677	44,496
Total noninterest expense	44,003	47,649	190,388	176,160

Income (loss) before income taxes (benefit) and
minority interest	(9,586)	(4,949)	(82,599)	6,158

Income taxes (benefit)	(4,720)	(1,872)	(30,148)	2,824
Income (loss) before minority interest	(4,866)	(3,077)	(52,451)	3,334

Minority interest in net losses of consolidated
subsidiaries	5,940	6,471	23,844	18,603

NET INCOME (LOSS)	$1,074	$3,394	$(28,607)	$21,937

NET INCOME (LOSS) PER SHARE:
Basic	$0.06	$0.20	$(1.67)	$1.29

Diluted	$0.06	$0.20	$(1.67)	$1.27

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31
	(Unaudited)
	2008	2007
ASSETS

Cash and due from banks	$136,499	$196,083
Money market and interest-bearing deposits	391,836	26,924
Federal funds sold	96,031	129,365
Cash and cash equivalents	624,366	352,372
Loans held for sale	10,474	16,419
Investment securities:
Available for sale, carried at market value	15,584	14,119
Held for long-term investment, carried at
amortized cost which approximates market value	32,856	25,478
Total investment securities	48,440	39,597
Portfolio loans:
Loans secured by real estate:
Commercial	2,115,515	1,917,113
Residential (including multi-family)	879,754	698,960
Construction, land development and other land	797,486	852,595
Total loans secured by real estate	3,792,755	3,468,668
Commercial and other business-purpose loans	845,593	768,473
Consumer	61,340	48,041
Other	35,541	29,519
Total portfolio loans	4,735,229	4,314,701
Less allowance for loan losses	(93,040)	(58,124)
Net portfolio loans	4,642,189	4,256,577
Premises and equipment	59,249	60,031
Accrued interest income	18,871	19,417
Goodwill and other intangibles	72,342	72,722
Other assets	178,905	84,628

TOTAL ASSETS	$5,654,836	$4,901,763

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$700,786	$671,688
Interest-bearing	3,796,826	3,173,057
Total deposits	4,497,612	3,844,745
Debt obligations:
Notes payable and short-term borrowings	446,925	320,384
Subordinated debentures	167,293	156,130
Total debt obligations	614,218	476,514
Accrued interest on deposits and other liabilities	29,938	35,161
Total liabilities	5,141,768	4,356,420

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	159,220	156,198

STOCKHOLDERS' EQUITY:
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2008 - 17,293,908 shares
2007 - 17,316,568 shares	274,018	272,208
Retained earnings	80,255	117,520
Undistributed common stock held by employee-
benefit trust	(569)	(586)
Market value adjustment (net of tax effect) for
investment securities available for sale (accumulated
other comprehensive income)	144	3
Total stockholders' equity	353,848	389,145

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,654,836	$4,901,763

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2008	2007	2008	2007
Allowance for loan losses at beginning of period	$97,585	$52,851	$58,124	$45,414

Loans charged-off:
Loans secured by real estate:
Commercial	(3,794)	(1,963)	(9,217)	(3,102)
Residential (including multi-family)	(3,350)	(1,076)	(8,942)	(3,265)
Construction, land development and other land	(5,214)	(547)	(20,668)	(1,192)
Total loans secured by real estate	(12,358)	(3,586)	(38,827)	(7,559)
Commercial and other business-purpose loans	(3,066)	(1,219)	(11,116)	(6,257)
Consumer	(199)	(87)	(461)	(403)
Other	(10)	--	(43)	--
Total charge-offs	(15,633)	(4,892)	(50,447)	(14,219)
Recoveries:
Loans secured by real estate:
Commercial	87	2	986	70
Residential (including multi-family)	59	62	648	226
Construction, land development and other land	102	4	342	20
Total loans secured by real estate	248	68	1,976	316
Commercial and other business-purpose loans	112	551	798	1,101
Consumer	23	17	97	165
Other	--	1	--	7
Total recoveries	383	637	2,871	1,589
Net charge-offs	(15,250)	(4,255)	(47,576)	(12,630)
Additions to allowance charged to expense	10,705	9,528	82,492	25,340

Allowance for loan losses at December 31	$93,040	$58,124	$93,040	$58,124

Average total portfolio loans for period ended December 31	$4,701,336	$4,172,669	$4,621,247	$3,840,526

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	1.30%	0.41%	1.03%	0.33%

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	December 31 2008	September 30 2008	June 30 2008	March 31 2008
Nonaccrual loans:
Loans secured by real estate:
Commercial	$39,892	$26,954	$23,379	$21,497
Residential (including multi-family)	35,675	27,543	17,293	17,094
Construction, land development and other land	72,996	57,864	40,790	36,704
Total loans secured by real estate	148,563	112,361	81,462	75,295
Commercial and other business-purpose loans	16,283	10,144	8,716	7,833
Consumer	190	296	137	86
Other	--	17	18	--
Total nonaccrual loans	165,036	122,818	90,333	83,214

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	1,623	1,434	--	503
Residential (including multi-family)	365	931	1,409	3,407
Construction, land development and other land	2,293	211	3,613	214
Total loans secured by real estate	4,281	2,576	5,022	4,124
Commercial and other business-purpose loans	747	1,560	346	1,477
Consumer	146	144	10	23
Other	--	--	--	--
Total past due loans	5,174	4,280	5,378	5,624

Total nonperforming loans	$170,210	$127,098	$95,711	$88,838

Real estate owned and other repossessed assets	67,449	59,090	44,991	22,601

Total nonperforming assets	$237,659	$186,188	$140,702	$111,439

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2008	2007	2008	2007

Numerator—net income (loss) for the period	$1,074	$3,394	$(28,607)	$21,937

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	17,157	17,109	17,147	16,967

Effect of dilutive securities:
Unvested restricted shares	37	57	--	70
Stock options	--	35	--	179
Total effect of dilutive securities	37	92	--	249
Denominator for diluted earnings per share—
Weighted average number of shares and potential dilution	17,194	17,201	17,147	17,216

Number of antidilutive stock options excluded from diluted earnings per share computation	2,374	2,120	2,371	1,063

AVERAGE BALANCES (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2008	2007	2008	2007

Portfolio loans	$4,701,336	$4,172,669	$4,621,247	$3,840,526
Earning assets	5,198,807	4,445,084	5,024,152	4,133,488
Total assets	5,551,803	4,786,463	5,372,138	4,452,995
Deposits	4,414,295	3,774,592	4,217,345	3,540,241
Stockholders’ equity	349,728	390,475	371,025	383,558

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Arrowhead Community Bank	Glendale, Arizona
Asian Bank of Arizona	Phoenix, Arizona
Bank of Tucson	Tucson, Arizona
Camelback Community Bank	Phoenix, Arizona
Central Arizona Bank	Casa Grande, Arizona
Colonia Bank	Phoenix, Arizona
Mesa Bank	Mesa, Arizona
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona
Yuma Community Bank	Yuma, Arizona

California Region:
Bank of Escondido	Escondido, California
Bank of Feather River	Yuba City, California
Bank of San Francisco	San Francisco, California
Bank of Santa Barbara	Santa Barbara, California
Napa Community Bank	Napa, California
Point Loma Community Bank	San Diego, California
Sunrise Bank of San Diego	San Diego, California
Sunrise Community Bank	Palm Desert, California

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado
Larimer Bank of Commerce	Fort Collins, Colorado
Loveland Bank of Commerce	Loveland, Colorado
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Ann Arbor Commerce Bank	Ann Arbor, Michigan
Bank of Auburn Hills	Auburn Hills, Michigan
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Brighton Commerce Bank	Brighton, Michigan
Capitol National Bank	Lansing, Michigan
Detroit Commerce Bank	Detroit, Michigan
Elkhart Community Bank	Elkhart, Indiana
Evansville Commerce Bank	Evansville, Indiana
Goshen Community Bank	Goshen, Indiana
Grand Haven Bank	Grand Haven, Michigan
Kent Commerce Bank	Grand Rapids, Michigan
Macomb Community Bank	Clinton Township, Michigan
Muskegon Commerce Bank	Muskegon, Michigan
Oakland Commerce Bank	Farmington Hills, Michigan
Ohio Commerce Bank	Beachwood, Ohio
Paragon Bank & Trust	Holland, Michigan
Portage Commerce Bank	Portage, Michigan

Midwest Region:
Adams Dairy Bank	Blue Springs, Missouri
Bank of Belleville	Belleville, Illinois
Community Bank of Lincoln	Lincoln, Nebraska
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada
Black Mountain Community Bank	Henderson, Nevada
Desert Community Bank	Las Vegas, Nevada
Red Rock Community Bank	Las Vegas, Nevada

Northeast Region:
USNY Bank	Geneva, New York

Capitol’s National Network of Community Banks – Continued

Northwest Region:
Bank of Bellevue	Bellevue, Washington
Bank of Everett	Everett, Washington
Bank of Tacoma	Tacoma, Washington
High Desert Bank	Bend, Oregon
Issaquah Community Bank	Issaquah, Washington

Southeast Region:
Bank of Valdosta	Valdosta, Georgia
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Peoples State Bank	Jeffersonville, Georgia
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank of Atlanta	Atlanta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas